EXHIBIT 1

FORM OF AMENDMENT

TO

THE ARTICLES OF INCORPORATION

OF

TEDA TRAVEL INCORPORATED.

* * * * *

Pursuant to the provisions of Section 607.1006, Florida Statutes, the undersigned corporation, Teda Travel Incorporated (the "Corporation") adopts the following Articles of Amendment to its Articles of Incorporation.

Article I.  Amendment

The Articles of Incorporation of the Corporation are amended as follows:

Article II.  Date Amendment Adopted

The amendment set forth in these Articles of Amendment was adopted on September 15, 2004.

Article III.  Shareholder Approval of Amendment

The amendment set forth in these Articles of Amendment was proposed by the Corporation's Board of directors and no shareholder approval was required.

Article IV.  No adverse effect on a class or series.

The amendment to the Articles of Incorporation does not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and does not result in the percentage of authorized shares that remain unissued after the Reverse Stock Split exceeding the percentage of authorized shares that remain unissued before the Reverse Stock Split.

Article V.  Change to Articles of Incorporation.

The Articles of Incorporation of the Corporation are amended as follows:

Article III. – Capital Stock

This corporation is authorized to issue 2,000 shares of common stock.

On September 17, 2004 (the “Split Effective Date”), each 25,000 shares of common stock, par value $.0001 per share, of the Corporation issued and outstanding or held as treasury shares immediately prior to the Split Effective Date (the “Old Common Stock”) shall automatically without any action on part of the holder thereof, be reclassified and changed into one share of common stock, which the Corporation shall be authorized to issue immediately subsequent to the Split Effective Date (the “New Common Stock”).  Each holder of a certificate or certificates which immediately prior to the Split Effective Date represented outstanding shares of Old Common Stock (the “Old Certificates”) shall, from and after the Split Effective Date, be entitled to receive upon surrender of such Old Certificates to the Corporation’s transfer agent for cancellation, a certificate or certificates (the “New Certificates”) representing the shares of New Common Stock into which the shares of Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof.  No fractional shares of New Common Stock of the Corporation shall be issued.  The Corporation shall not recognize on its stock record books any purported transfer of any fractional share of Common Stock of the Corporation.  Instead, scrip certificates shall be issued in lieu of any fractional shares.

By:

/s/ Godfrey Chin Tong Hui

Godfrey Chin Tong Hui

Chief Executive Officer